Exhibit 23.7

CONSENT OF MARSHALL & STEVENS TRANSACTION ADVISORY SERVICES LLC

Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) hereby consents to (i) the filing of our fairness opinion dated October 18, 2023 (the “Opinion”) to the Board of Directors of Integral Acquisition Corporation I (“Integral”) as Annex C to the proxy statement/prospectus included in this Registration Statement on Form F-4, and any supplements and amendments thereto, (ii) the references therein to Marshall & Stevens and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion, (c) the inclusion therein of an annex containing projections for Flybondi Limited for the year ending December 31, 2025 and (d) certain terms of our engagement by Integral. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. In giving such consent, we further do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MARSHALL & STEVENS TRANSACTION ADVISORY SERVICES LLC

/s/ Marshall & Stevens Transaction Advisory Services LLC

Date: January 23, 2025